Exhibit 10.26

AMENDMENT

TO

LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (the “Amendment”) is made December 31, 2008, by and between WABCO Expats Inc. (the “Company”) and Kevin Tarrant (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain letter agreement dated June 28, 2007 (the “Letter Agreement”);

WHEREAS, the Company and the Executive desire to amend the Letter Agreement to comply with Section 409A of the Internal Revenue Code as provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	The section of the Letter Agreement entitled “International Assignment” shall be amended by adding the following new paragraph at the end of such section:

“All benefits, reimbursements and other payments made or paid in connection with your assignment shall be done in a manner that complies with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the ‘Code’). If WSW reimburses you for the amount of any such benefit, such reimbursement will be made not later than the last day of your taxable year following the year in which the related expense was incurred (subject to your providing any required supporting documentation); provided, however, that the timing for reimbursements of any tax equalization payments shall be as set forth below. Any reimbursement payments due to you pursuant to this letter shall not be subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that you receive in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that you will receive in any other taxable year.

Any amounts payable to you pursuant to any tax equalization agreement (within the meaning of Treas. Reg. Section 1.409A-1(b)(8)(iii)) shall be made to you not later than the last day of your second taxable year following the year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, your second taxable year following the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.”

2.	All other terms of the Letter Agreement shall remain in full force and effect.

This instrument, together with the Letter Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be executed as of the day and year first written above.

By:	/s/ Arielle van der Perren
WABCO EXPATS INC

/s/ Kevin Tarrant Kevin Tarrant